September 15, 2011 Medium-Term Notes, Series No. 2011-MTNDG0105 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies, while providing limited protection against negative performance by the asset. Once the value of the asset has decreased by more than a specified buffer amount, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, (i) if the closing price of the asset has not declined by more than the specified buffer amount, the Buffered PLUS will be redeemed for par or (ii) if the closing price of the asset has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. The investor may lose up to 85% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.
For purposes of this offering summary and this specific offering of Buffered PLUS, any reference to the $10 stated principal amount per Buffered PLUS in the PLUS product supplement should be understood to mean the $1,000 stated principal amount per Buffered PLUS offered in this specific offering of Buffered PLUS.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because 85% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.

Underlying basket:	Basket component	Bloomberg page	Reuters screen page	Basket component weighting	Initial basket component price	Multiplier
	Silver Copper Nickel Corn Soybeans Brent Crude Oil Gasoline RBOB	SLVRLN <INDEX> LOCADY <CMDTY> LONIDY <CMDTY> C 1 <CMDTY> S 1 <CMDTY> CO1 <CMDTY> XB1 <CMDTY>	SIFO SETTMCU01 SETTMNI01 0#/C Sc1 LCOc1 2RBc1	14.2857143% 14.2857143% 14.2857143% 14.2857143% 14.2857143% 14.2857143% 14.2857143%
We refer to Silver, Copper, Nickel, Corn, Soybeans, Brent Crude Oil and Gasoline RBOB collectively as the “basket components” and each as a “basket component.”
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Underwriting fee and issue price” below)
Pricing date:	September , 2011 (expected to price on or about September 27, 2011)
Original issue date:	September , 2011 (two business days after the pricing date)
Maturity date:	March , 2015
Payment at maturity per Buffered PLUS:	■ If the final basket value is greater than the initial basket value: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
■ If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 15%: $1,000
■ If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 15%:
($1,000 x basket performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $150 per Buffered PLUS.
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Initial basket value:
1,000, which will be equal to the sum of the products of the initial basket component price of each basket component as set forth under “Underlying basket—Initial basket component price” above, and the applicable multiplier for that basket component.  We will determine the initial basket component price and the multiplier on the pricing date.

Final basket value:	The closing value of the underlying basket on the valuation date.
Closing value of the underlying basket:	On any day, the sum of the products of the closing price of each basket component on that day and the multiplier for that basket component.
Multiplier:
The multiplier will be set on the pricing date for each basket component and will equal the initial basket value times the basket component weighting of the basket component divided by the initial basket component price of that basket component.  Each multiplier will remain constant for the term of the Buffered PLUS.

Valuation date:	March , 2015, subject to postponement for non-underlying asset business days and certain market disruption events.
Leverage factor:	150%
Buffer amount:	15%
Maximum payment at maturity:	$1,700 to $1,800 per Buffered PLUS (170% to 180% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount)
CUSIP:	1730T0NX3
ISIN:	US1730T0NX36
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per Buffered PLUS	$1,000	$30	$970
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $990 per Buffered PLUS. You should refer to “Fact Sheet—Fees and selling concessions” and “Syndicate Information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Buffered PLUS, will receive an underwriting fee of $30 for each Buffered PLUS sold in this offering. Citigroup Global Markets Inc. will pay selected dealers affiliated with Citigroup Global Markets Inc., including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $30, subject to reduction for volume purchase discounts, for each Buffered PLUS they sell.  Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” and “Fact Sheet—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
You should read this document together with the PLUS product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
PLUS Product Supplement filed on May 16, 2011: http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm
Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a PLUS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the PLUS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the PLUS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview
Buffered Performance Leveraged Upside Securities
The Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015 (the “Buffered PLUS”) can be used:

■	As an alternative to direct exposure to the underlying basket that enhances returns for a certain range of positive performance of the underlying basket.
■	To enhance returns and potentially outperform the underlying basket in a moderately bullish scenario.
■
To achieve similar levels of upside exposure to the underlying basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

■	To obtain a buffer against a specified level of negative performance in the underlying basket.

Maturity:	Approximately 3.5 years

Leverage factor:	150%

Maximum payment at maturity:	$1,700 to $1,800 per Buffered PLUS (170% to 180% of the stated principal amount) (to be determined on the pricing date)

Buffer amount:	15%

Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount)

Coupon:	None

Underlying Basket Overview
The underlying basket consists of seven physical commodities (each, a “basket component”):  (i) Silver; (ii) Copper; (iii) Nickel; (iv) Corn; (v) Soybeans; (vi) Brent Crude Oil; and (vii) Gasoline RBOB.

Underlying basket information as of market close on September 14, 2011:

Basket Component Information as of September 14, 2011
	Bloomberg Page	Reuters Screen Page	Closing Price	52 Weeks Ago	52 Week High	52 Week Low	Basket component weighting
Silver	SLVRLN <INDEX>	SIFO	4,123.00¢	2,031.00¢	4,870.00¢	2,031.00¢	14.2857143%
Copper	LOCADY <CMDTY>	SETTMCU01	$8,719.50	$7,517.00	$10,148.00	$7,517.00	14.2857143%
Nickel	LONIDY <CMDTY>	SETTMNI01	$21,160.00	$22,840.00	$29,030.00	$20,625.00	14.2857143%
Corn	C 1 <CMDTY>	0#/C	713.00¢	478.00¢	787.00¢	456.75¢	14.2857143%
Soybeans	S 1 <CMDTY>	Sc1	1,374.00¢	1,025.00¢	1,451.00¢	1,025.00¢	14.2857143%
Brent Crude Oil	CO1 <CMDTY>	LCOc1	$112.40	$79.16	$126.65	$77.95	14.2857143%
Gasoline RBOB	XB1 <CMDTY>	2RBc1	$2.7258	$1.9690	$3.4648	$1.9014	14.2857143%

Underlying Basket Historical Performance – Daily Closing Values
January 3, 2006 to September 14, 2011

September 2011	Page 2

Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

The graph is calculated to show the performance of the underlying basket during the period from January 3, 2006 through September 14, 2011, assuming the basket components are weighted as set out above and with a multiplier such that the initial basket value was 1,000 on January 3, 2006.  The actual multipliers for this offering will be different from those used in this graph. This is because the multipliers for this offering are set on the pricing date by dividing the basket component weighting for each basket component by its initial basket component price and multiplying the result by 1,000.  The actual initial basket component price set on the pricing date for each basket component will also be different from those used in the graph, but the basket component weighting will be the same.

The graph illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the leverage or maximum payment at maturity on the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS. The historical closing values of the underlying basket should not be taken as an indication of its future performance.

Key Investment Rationale

The Buffered PLUS offer 150% leveraged upside on the positive performance of the underlying basket, subject to a maximum payment at maturity of $1,700 to $1,800 per Buffered PLUS (170% to 180% of the stated principal amount), and provide a buffer against a decline of 15% in the underlying basket, ensuring a minimum payment of $150 per Buffered PLUS at maturity, subject to the credit risk of Citigroup Inc.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying basket.

Payment Scenario 1
The closing value of the underlying basket increases from the pricing date to the valuation date and, at maturity, the Buffered PLUS are redeemed for the stated principal amount of $1,000 plus 150% of the basket percent increase, subject to a maximum payment at maturity of $1,700 to $1,800 per Buffered PLUS (170% to 180% of the stated principal amount).

Payment Scenario 2
The closing value of the underlying basket declines by no more than 15% from the pricing date to the valuation date and, at maturity, the Buffered PLUS are redeemed for the stated principal amount of $1,000.

Payment Scenario 3
The closing value of the underlying basket declines by more than 15% from the pricing date to the valuation date and, at maturity, the Buffered PLUS are redeemed for less than the stated principal amount by an amount that is proportionate to the percentage decrease, plus the buffer amount of 15%. (Example: if the closing value of the underlying basket decreases by 40%, the Buffered PLUS will be redeemed for $750, or 75% of the stated principal amount.) The minimum payment at maturity is $150 per Buffered PLUS.

Summary of Selected Key Risks (see page 12)

▪	85% of the stated principal amount is at risk.

▪	No interest payments.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

▪	Historically, the closing prices of the basket components have been volatile and have been affected by numerous factors.

▪
The return on the Buffered PLUS (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪
The Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, and any actual or anticipated change to its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS.

September 2011	Page 3

Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

▪	The closing prices of the basket components and the value of the Buffered PLUS may be affected by currency exchange fluctuations.

▪	Investing in the Buffered PLUS is not equivalent to investing in the basket components.

▪	Changes in the closing price of one or more basket components may offset changes in the closing price of one or more of the other basket components.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	The valuation of a basket component may not be consistent with other measures of value for that basket commodity.

▪	Possible regulatory changes could adversely affect the return on and value of the Buffered PLUS.

▪	An investment in the Buffered PLUS may be subject to risks associated with foreign commodity exchanges.

▪	Changes in exchange methodology or changes in law or regulations may affect the value of the Buffered PLUS and your payment at maturity.

▪	The Buffered PLUS will not be regulated by the Commodity Futures Trading Commission.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the Buffered PLUS.

▪
There are risks relating to trading of commodities on the London Bullion Market Association and the London Metal Exchange Ltd that may affect the closing price of the basket components, the value of the Buffered PLUS and your payment at maturity.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of ours, will make determinations with respect to the Buffered PLUS.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are unclear.

September 2011	Page 4

Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Citigroup Funding, will pay no interest, provide a minimum payment at maturity of only 15% of the stated principal amount and are subject to the terms described in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented or modified by this offering summary. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the underlying basket on the valuation date. The investor may lose up to 85% of the stated principal amount, subject to a minimum payment of $150 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2011 (expected to price on or about September 27, 2011)	September , 2011 (two business days after the pricing date)	March , 2015

Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because 85% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.

Underlying basket:	Basket component	Bloomberg page	Reuters screen page	Basket component weighting	Initial basket component value	Multiplier
	Silver Copper Nickel Corn Soybeans Brent Crude Oil Gasoline RBOB	SLVRLN <INDEX> LOCADY <CMDTY> LONIDY <CMDTY> C 1 <CMDTY> S 1 <CMDTY> CO1 <CMDTY> XB1 <CMDTY>	SIFO SETTMCU01 SETTMNI01 0#/C Sc1 LCOc1 2RBc1	14.2857143% 14.2857143% 14.2857143% 14.2857143% 14.2857143% 14.2857143% 14.2857143%
We refer to Silver, Copper, Nickel, Corn, Soybeans, Brent Crude Oil and Gasoline RBOB collectively as the “basket components” and each as a “basket component.”
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (see “Syndicate Information” on page 9)
Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity per Buffered PLUS:
If the final basket value is greater than the initial basket value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 15%:
$1,000
If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 15%:
($1,000 x basket performance factor) + $150
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $150 per Buffered PLUS.

Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	150%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Buffer amount:	15%
Basket performance factor:	final basket value / initial basket value
Initial basket value:
1,000, which will be equal to the sum of the products of the initial basket component price of each basket component as set forth under “Underlying basket—Initial basket component price” above, and the applicable multiplier for that basket component.  We will determine the initial basket component price and the multiplier on the pricing date.

Final basket value:	The closing value of the underlying basket on the valuation date.
Closing value of the underlying	For any day, the sum of the products of the closing price of each basket component on that day and

September 2011	Page 5

Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

basket:	the multiplier for that basket component.
Multiplier:
The multiplier will be set on the pricing date for each basket component and will equal the initial basket value times the basket component weighting of the basket component divided by the initial basket component price of that basket component.  Each multiplier will remain constant for the term of the Buffered PLUS.

Valuation date:	March , 2015, subject to postponement for non-underlying asset business days and certain market disruption events
Maximum payment at maturity:	$1,700 to $1,800 per Buffered PLUS (170% to 180% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$150 per Buffered PLUS (15% of the stated principal amount of the Buffered PLUS)
Risk factors:	Please see “Risk Factors” beginning on page 12.
Clearing and settlement:	DTC

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	1730T0NX3
ISIN:	US1730T0NX36
Closing price of a basket component:
The closing price of a basket component on any day means, for each basket component specified below:

(i) for Silver, the afternoon fixing price per troy ounce of Silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as made public by the London Silver Market and displayed on Bloomberg Page “SLVRLN <INDEX>” (or any successor page) and Reuters Screen page "SIFO" (or any successor page) on that day;

(ii) for Copper, the settlement price per tonne of Cash Copper Grade A on the London Metal Exchange Ltd. (the “LME”) deliverable in two days, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg Page “LOCADY <CMDTY>” (or any successor page) and Reuters Screen page “SETTMCU01” (or any successor page) on that day;

(iii) for Nickel, the settlement price per tonne of Primary Nickel on the LME deliverable in two days, stated in U.S. dollars, as determined by the LME and displayed on Bloomberg Page “LONIDY <CMDTY>” (or any successor page) and Reuters Screen page “SETTMNI01” (or any successor page) on that day;

(iv) for Corn, the settlement price per bushel of deliverable grade corn on the Chicago Board of Trade (the “CBOT”) of the first nearby futures contract, stated in U.S. cents, as made public by the CBOT and displayed on Bloomberg Page “C 1 <CMDTY>” (or any successor page) and Reuters Screen page “0#/C” (or any successor page) on that day; provided that if such day is not at least two commodity business days prior to both the first notice date and the last trade date, the closing price will instead reference the settlement price of the second nearby futures contract as displayed on Bloomberg Page “C 2 <CMDTY>” (or any successor page) and Reuters Screen page “Cc2” (or any successor page) on that day;

(v) for Soybeans, the settlement price per bushel of deliverable grade soybeans on the CBOT of the first nearby futures contract, stated in U.S. cents, as made public by the CBOT and displayed on Bloomberg Page “S 1 <CMDTY>” (or any successor page) and Reuters Screen page “Sc1” (or any successor page) on that day; provided that if such day is not at least two commodity business days prior to both the first notice date and the first delivery date, the closing price will instead reference the settlement price of the second nearby futures contract as displayed on Bloomberg Page “S 2 <CMDTY>” (or any successor page) and Reuters Screen page “Sc2” (or any successor page) on that day;

(vi) for Brent Crude Oil, the settlement price per metric barrel of deliverable grade Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby futures contract, stated in U.S. dollars, as made public by ICE and displayed on Bloomberg Page “CO1 <CMDTY>” (or any successor page) and Reuters Screen page “LCOc1” (or any successor page) on that day; and

(vii) for Gasoline RBOB, the settlement price per gallon of deliverable grade New York Harbor unleaded Gasoline RBOB on the New York Mercantile Exchange (the “NYMEX”) of the first nearby futures contract, stated in U.S. dollars, as made public by the NYMEX and displayed on Bloomberg Page “XB1 <CMDTY>” (or any successor page) and Reuters Screen page “2RBc1” (or any successor page) on that day.

September 2011	Page 6

Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

See “Information about the Basket Components” below for a more complete description of the basket components.
Commodity business day:	Any day on which the CBOT (or any successor exchange) is open for the relevant futures contract on the relevant basket component and that is not restricted by being locked limit up or limit down.
First notice date:
The first day on which a notice of intent to deliver the relevant basket component in fulfillment of the relevant futures contract on the relevant basket component can be made, as defined by the CBOT (or any successor exchange).

Last trade date:	The day on which trading ceases in the relevant futures contract on Corn, as defined by the CBOT (or any successor exchange).
First delivery date:	The first day on which a delivery of deliverable grade soybeans in fulfillment of the relevant futures contract on Soybeans can be made, as defined by the CBOT (or any successor exchange).
First nearby futures contract:	For any basket component on any day, the futures contract on that basket component with the last trading day closest to such day.
Second nearby futures contract:
For any basket component on any day, the futures contract on that basket component with the last trading day immediately after the last trading day of the first nearby month futures contract for that basket component.

Tax considerations:
Each holder, by purchasing a Buffered PLUS, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

•    A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

•    Upon sale, exchange or settlement of a Buffered PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their Buffered PLUS.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their Buffered PLUS is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should read the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our affiliates.

September 2011	Page 7

Buffered PLUS Based on an Equally Weighted Basket of Commodities due March    , 2015
Buffered Performance Leveraged Upside SecuritiesSM

On, or prior to, the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the basket components or in other instruments, including swaps, futures and options, related to the basket components or any other available securities or instruments that we may wish to use in connection with such hedging. Our affiliates also trade in the basket components and in financial instruments related to the basket components on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Such purchase activity could increase the closing prices that must prevail with respect to one or more of the basket components on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Buffered PLUS as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Buffered PLUS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Buffered PLUS or (B) its acquisition and holding of the Buffered PLUS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Buffered PLUS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the PLUS product supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Buffered PLUS, will receive an underwriting fee of $30 from Citigroup Funding for each Buffered PLUS sold in this offering. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $30, subject to reduction for volume purchase discounts, for each Buffered PLUS they sell. See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Buffered PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly, without the prior written consent of the client.  See “Plan of Distribution; Conflicts of Interest” in the PLUS product supplement for more information.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Buffered PLUS may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Buffered PLUS for Any Single Investor	Price to Public per Buffered PLUS	Underwriting Fee per Buffered PLUS	Selling Concession per Buffered PLUS
< $1,000,000	$1,000.00	$30.00	$30.00
≥ $1,000,000 and < $3,000,000	$995.00	$25.00	$25.00
≥ $3,000,000 and < $5,000,000	$992.50	$22.50	$22.50
≥ $5,000,000	$990.00	$20.00	$20.00

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Buffered PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying PLUS product supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the closing value of the underlying basket. The graph is based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS

Leverage factor:	150%

Buffer amount:	15%

Hypothetical maximum payment at maturity:	$1,750 per Buffered PLUS (175% of the stated principal amount)

Minimum payment at maturity:	$150 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

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If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying basket over the term of the Buffered PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final basket value of 150% of the initial basket value.

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If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 15%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

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If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 15%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the closing value of the underlying basket from the initial basket value, plus the buffer amount of 15%. The minimum payment at maturity is $150 per Buffered PLUS.

•	For example, if the underlying basket depreciates 40%, investors would lose 25% of their principal and receive only $750 per Buffered PLUS at maturity, or 75% of the stated principal amount.

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$1,000  +  leveraged upside payment; subject to the maximum payment at maturity.

If the final basket value is less than or equal to the initial basket value, but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 15%:

the stated principal amount of $1,000

If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 15%:

($1,000  x  basket performance factor)  +  $150

Because the basket performance factor will be less than 0.85, the payment at maturity will be less than the stated principal amount under this scenario.

Under no circumstances will the payment at maturity be less than $150 per Buffered PLUS.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and “Risk Factors” in the related prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

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Buffered PLUS do not pay interest and you may lose up to 85% of the stated principal amount. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Citigroup Inc. If the final basket value is less than 85% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing value of the underlying basket from the pricing date to the valuation date, plus $150 per Buffered PLUS. Thus, you may lose up to 85% of the stated principal amount of your investment in the Buffered PLUS.

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The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $1,700 to $1,800 per Buffered PLUS, or 170% to 180% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 150% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to 170% to 180% of the stated principal amount for the Buffered PLUS, any increase in the final basket value over the initial basket value by more than 46.67% to 53.33% of the initial basket value will not increase the return on the Buffered PLUS.

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Historically, the closing prices of the basket components have been volatile and have been affected by numerous factors. Historically, the price of each basket component has been volatile. From January 3, 2006 to September 14, 2011, the range of the closing price of each of the basket components has been as follows:

■	Silver, 883¢ to 4,870¢;

■	Copper, $2,770 to $10,148;

■	Nickel, $8,810 to $54,210;

■	Corn, 250.00¢ to 787.00¢;

■	Soybeans, 527.25¢ to 1,658.00¢;

■	Brent Crude Oil, $36.61 to $146.08;

■	Gasoline RBOB, $0.7927 to $3.5710;

The volatility of the closing price of each basket component may result in your receiving at maturity an amount less than the stated principal amount of your investment in the Buffered PLUS, subject to the minimum payment at maturity.  Specific factors related to each basket component that may affect its closing price are:

Silver

Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of Silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions (or resolutions thereof) in major Silver-producing countries such as Mexico and Peru. The supply of Silver consists of a combination of new mine production and existing stocks of bullion and fabricated Silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of Silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of Silver may also influence the market. The major end-uses for Silver include industrial applications, photography, jewelry and silverware.

Copper and Nickel

Prices of Copper and Nickel are highly volatile and are affected by numerous factors in addition to economic activity. These include disruptions in major metal-producing or -consuming regions such as Latin America, the United States and Africa. Such events tend to affect metal cash settlement prices worldwide, regardless of the location of the event.

Corn and Soybeans

The prices of Corn and Soybeans are highly volatile and are affected by numerous factors in addition to economic activity. These includes changes in supply and demand relationships; weather; agricultural, trade, fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; and changes in interest rates. Market expectations about these events and speculative activity can also cause prices to fluctuate. Furthermore, any changes in the policies or regulations of the CBOT or other regulators could also affect the prices of Corn and Soybeans.

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Brent Crude Oil

The price of Brent Crude Oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions (or resolutions thereof) in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (“OPEC”) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable, and upon any resolution of these events, prices may fall.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of Brent crude oil futures has experienced severe price fluctuations over the recent past and there can be no assurance that this price volatility will not continue in the future.

Gasoline RBOB

The price of Gasoline RBOB is also volatile. It is affected by numerous factors in addition to economic activity. These include political events, weather, labor activity and especially direct government intervention, such as embargos, and supply disruptions in major Gasoline RBOB-producing or -consuming regions such as the Middle East, the United States, Latin America and Russia. Such events tend to affect Gasoline RBOB prices worldwide, regardless of the location of the event. The outcome of meetings of the Organization of Petroleum Exporting Countries can particularly affect world oil supply and Gasoline RBOB.  Market expectations about these events and speculative activity can also cause prices to fluctuate. Furthermore, any changes in the policies or regulations of the NYMEX or other regulators could also affect the price of Gasoline RBOB.

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Potential for a lower comparable yield. The Buffered PLUS do not pay any periodic interest. As a result, if the final basket value does not increase sufficiently from the initial basket value, the effective yield on the Buffered PLUS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

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The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the closing price of the basket components, the expected volatility of the basket components, interest and yield rates in the market generally, as well as in the markets of the basket components, time remaining to maturity of the Buffered PLUS, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or commodities markets generally and that may affect the final basket value, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the countries in which the basket components are consumed and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The closing prices of the basket components have recently been volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount of the Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

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The Buffered PLUS are subject to the credit risk of Citigroup Inc. and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, to pay all amounts due on the Buffered PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Buffered PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the Buffered PLUS.

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The closing prices of the basket components and the value of the Buffered PLUS may be affected by currency exchange fluctuations.  The closing prices of the basket components are quoted in U.S. dollars. As a result, appreciation of the U.S. dollar will increase the relative cost of the basket components for foreign consumers, thereby reducing demand for those basket components and affecting their market prices. As a result, the closing prices of the basket components and an investment in the Buffered PLUS may be adversely affected by changes in exchange rates between the U.S. dollar and foreign currencies. In recent years, rates of exchange between the U.S. dollar and various foreign currencies have been

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highly volatile and this volatility may continue in the future.  However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the Buffered PLUS.

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Investing in the Buffered PLUS is not equivalent to investing in the basket components or in futures contracts on the basket components.  Investing in the Buffered PLUS is not equivalent to investing in the basket components or in futures contracts on the basket components. By purchasing the Buffered PLUS, you do not purchase any entitlement to the basket components or to futures contracts on the basket components.

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Changes in the closing price of one or more basket components may offset changes in the closing price of one or more of the other basket components.  Movements in the closing prices of the basket components may not correlate with each other. At a time when the closing price of one basket component increases, the closing price of the other basket components may not increase as much, or may decrease. Therefore, in calculating the final basket value, increases in the closing price of one basket component may be moderated, or wholly offset, or more than offset, by lesser increases or decreases in the closing price of the other basket components.

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Investments linked to commodities are subject to sharp fluctuations in commodity prices.  Investments, such as the Buffered PLUS, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the closing prices of the basket components and the value of the Buffered PLUS in varying and potentially inconsistent ways. As a result of these or other factors, the closing prices of the basket components may be, and recently have been, highly volatile.

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The valuation of a basket component may not be consistent with other measures of value for that basket commodity.   The value of a basket component will be determined by reference to spot prices, fixing prices or futures contract prices of specified maturities for that basket component as quoted on specified exchanges or prinicpals’ markets. This value will not necessarily be consistent with other valuations of the basket component, such as those as determined by reference to spot prices, fixing prices or futures contract prices on different exchanges or principals’ markets, with different delivery points or with different maturities.

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Possible regulatory changes could adversely affect the return on and value of the Buffered PLUS.  U.S. regulatory agencies are currently considering and are expected to soon enact rules that may substantially affect the regulation of the commodity and futures markets. Although the final forms of many new rules have not yet been determined, it is likely that such rules will limit the ability of market participants to participate in the commodity and futures markets to the extent and at the levels that they have in the past and may have the effect of reducing liquidity in these markets and changing the structure of the markets in other ways. In addition, these regulatory changes will likely increase the level of regulation of markets and market participants and the costs of participating in the commodities and futures markets. These changes could impact the closing value and the volatility of the underlying basket, which could, in turn, adversely affect the return on and the value of the Buffered PLUS.

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An investment in the Buffered PLUS may be subject to risks associated with foreign commodity exchanges.   You should be aware that investments in instruments linked to the price of commodities that trade on foreign commodity exchanges involve particular risks. Foreign commodity exchanges may be less regulated than U.S. commodity exchanges, and certain foreign commodities markets may be more susceptible to disruption due to the absence of government regulation. Trading on foreign commodity exchanges is also subject to exchange rate risk relative to the U.S. dollar, exchange controls, expropriations, taxation policies, moratoriums and political or diplomatic events.

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Changes in exchange methodology or changes in law or regulations may affect the value of the Buffered PLUS and your payment at maturity. The closing price of a basket component may be determined by reference to the price of that basket component as determined by the applicable exchange. An exchange may from to time change any rule or bylaw or take emergency action under its rules, any of which could affect that price. Any such change that causes a decrease in the closing price could adversely affect the value of the Buffered PLUS and your payment at maturity. In addition, prices of commodities and commodity futures contracts could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the closing price of a basket component, the value of the Buffered PLUS and your payment at maturity.

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The Buffered PLUS will not be regulated by the Commodity Futures Trading Commission (“CFTC”).  The Buffered PLUS will not be regulated by the CFTC. You will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

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Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the Buffered PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to

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various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the closing prices of the basket components and, therefore, the value of the Buffered PLUS.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuations” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once a limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These distortions or disruptions may affect the closing price of one or more basket components and/or the closing value of the underlying basket.

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There are risks relating to trading of commodities on the London Bullion Market Association (“LBMA”) and the LME.  Silver is traded on the LBMA. The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of silver may be adversely affected. In addition, there are no price limits applicable to trading in Silver on the LBMA and, consequently, prices can decline without limitation over a period of time.

The settlement price for each of Copper and Nickel will be derived from principals’ markets, which operate in a manner more closely analogous to the over-the-counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of trading on these principals’ markets. For example, there are no daily price limits in principals’ markets that would otherwise restrict the extent of daily fluctuations in the prices of these commodities. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, depending on the basket component, contracts traded on the LME call for daily delivery from one day to three months following the date of the applicable contract and for monthly delivery from the seventh month following the date of the applicable contract up to 63 months following the date of the applicable contract. This is in contrast to contracts traded on futures exchanges, which call for delivery in stated delivery months. As a result, there may be greater risk of a concentration of positions in LME contracts on particular delivery dates, which, in turn, could cause temporary aberrations in the prices for LME contracts for certain delivery dates. If such aberrations occur with respect to the LME contracts for Copper or Nickel, the closing price of Copper or Nickel, as applicable, and the closing value of the underlying basket could be adversely affected.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs. For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

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The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Citigroup Global Markets may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the Buffered PLUS.  Citigroup Global Markets Inc., the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets Inc. will determine the initial basket component prices, the multipliers and the final basket value and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets Inc., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the closing price of any basket component and the final basket value in such a situation or when the closing price is otherwise not available, may adversely affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS. One or more of our affiliates expect to hedge our obligations under the Buffered PLUS and will carry out hedging activities related to the Buffered PLUS and to the basket components, including trading in the basket components and in instruments related to the basket components. Our affiliates also trade the basket components and financial instruments related to the basket components on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the closing prices that must prevail with respect to one or more of the basket components on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing value of the underlying basket on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Buffered PLUS, the tax consequences of ownership and disposition of the Buffered PLUS might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should review carefully the section of the accompanying product supplement entitled "Certain United States Federal Income Tax Considerations" and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Basket Components

Silver

General

The official afternoon fixing price per troy ounce of silver is expressed in U.S. dollars and is for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery. Twice daily during London trading hours there is a “fixing” that provides reference silver prices for that day’s trading. Formal participation in the London fixing is traditionally limited to five market-making members of the LBMA. These members meet each London business day at 10:30 a.m. to determine the London morning fixing price, and at 3:00 p.m. to determine the London afternoon fixing price, at the offices of the fixing chairman.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representative at the fixing. Orders may be changed at any time during these proceedings. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices can decline without limitation over a period of time.

The London silver market is the principal global clearing center for over-the-counter silver transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London silver market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which 9 are market-making members, plus a number of associate members around the world.

LBMA Disclaimer

The Buffered PLUS are not sponsored by, endorsed, sold or promoted by the LBMA or by any member thereof. The LBMA makes no representation or warranty, express or implied, to the purchasers of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly or the ability of the LBMA commodity cash settlement price to track general market performance of silver. The LBMA has no obligation to take the needs of Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or investors in the Buffered PLUS into consideration in determining the cash settlement prices of silver. The LBMA is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. The LBMA has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

Copper and Nickel

General

The cash settlement price of copper and nickel are set by the London Metal Exchange Ltd. (the “LME”). We have derived all information regarding the method by which the LME arrives at settlement prices from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the LME. We make no representation or warranty as to the accuracy or completeness of such information.

The LME is a non-ferrous metals market. It offers futures and options contracts for aluminum, copper, nickel, tin, zinc and lead plus two regional aluminum alloy contracts. In 2005, the LME launched the world’s first futures contracts for plastics. The LME provides a transparent forum for the trading of futures contracts for non-ferrous metals and plastics. As a result of this trading, daily prices are “discovered” and published by the LME which the physical industry around the world uses as the basis of price negotiations for the physical sale or purchase of metals or plastics.

The cash settlement prices of copper and nickel are set during the second “ring” or round of trading at the LME, during which session only those broker members permitted to take part in ring trading may process their clients’ orders on the trading floor. The cash settlement prices of copper and nickel are determined at the end of the five-minute ring relating to the relevant basket commodity in the second ring session of the day. The cash settlement prices of copper and nickel are the last cash offer price quoted for the applicable commodity at the end of the second ring session.

LME Disclaimer

The Buffered PLUS are not sponsored by, endorsed, sold or promoted by the LME or by any member thereof. The LME makes no representation or warranty, express or implied, to the purchasers of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly or the ability of the LME commodity cash settlement price to track general market performance of copper or nickel. The LME has no obligation to take the needs of Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or investors in the Buffered PLUS into consideration in determining the cash settlement prices of copper and nickel. The LME is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. The LME has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

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Corn and Soybeans

General

The first nearby corn futures contract and the first nearby soybeans futures contract are traded on the Chicago Board of Trade (the “CBOT”).  We have derived all information regarding the corn first nearby futures contracts, soybeans first nearby futures contracts and the CBOT from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by the CBOT. We make no representation or warranty as to the accuracy or completeness of such information.

The CBOT, established in 1848, is a leading futures and futures-options exchange. Fifty different futures and options products are traded at the CBOT by open auction and electronically. These products include agricultural commodities, such as corn, soybeans, wheat and oats, and non-storable agricultural commodities and non-agricultural products.

Corn

The first nearby corn futures contract trades in units of 5,000 bushels. The contract provides for delivery of several grades of corn. It may be settled by delivery of No. 2 yellow at par, No. 1 yellow at 1 1/2 cents per bushel over contract price or No. 3 yellow at 1 1/2 cents per bushel under contract price. The contract months are March, May, July, September and December. Trading in the first nearby corn futures contract terminates on the last business day prior to the 15th calendar day of the contract month. The last delivery date for any contract is the second business day following the last trading day of the delivery month. For example, as of September 14, 2011, the first nearby corn futures contract is the December 2011 futures contract, which is a contract for delivery through December 16, 2011, the last delivery date. The first notice date is November 30, 2011 and the first delivery date is December 1, 2011.

Soybeans

The first nearby soybean futures contract trades on the CBOT in units of 5,000 bushels. The contract months are November, January, March, May, July and August. Trading in the first nearby soybean futures contract terminates on the business day prior to the 15th calendar day of the contract month. The daily price limit for the first nearby soybean futures contract is seventy cents ($0.70) per bushel expandable to one dollar and five cents ($1.05) and then to one dollar and sixty cents ($1.60) when the market closes at limit bid or limit offer. There shall be no price limits on the current month contract on or after the second business day preceding the first day of the delivery month. The last trading day is the business day prior to the 15th calendar day of the contract month.

CBOT Disclaimer

The Buffered PLUS are not sponsored, endorsed, sold or promoted by the CBOT. The CBOT makes no representation or warranty, express or implied, to the investors in the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly or the ability of the CBOT commodity futures prices to track general commodity market performance. The CBOT has no relationship to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates and the CBOT commodity futures prices are determined, composed and calculated by the CBOT without regard to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or to the Buffered PLUS. The CBOT has no any obligation to take the needs of Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or the needs of the holders of the Buffered PLUS into consideration in determining, composing or calculating any CBOT commodity futures settlement price. The CBOT is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation pursuant to which cash amounts are payable on the Buffered PLUS. The CBOT has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

The CBOT does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe market and/or sell the Buffered PLUS, or (ii) the CBOT commodity futures prices used in computing the return on the Buffered PLUS. The CBOT makes no warranty, express or implied, as to results to be obtained by us, holders of the Buffered PLUS, or any other person or entity from the use of the warranties, and hereby expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the CBOT commodity futures prices used in computing the return on the Buffered PLUS and are not liable for any error or omission in any price used in connection with the Buffered PLUS. Without limiting any of the foregoing, in no event shall the CBOT have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

Brent Crude Oil

General

The first nearby Brent Crude Oil futures contract is the front-month Brent crude oil futures contract traded on ICE Futures Europe (“ICE”). Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970s. The first nearby Brent Crude Oil futures contract is a deliverable contract based on an Exchange of Futures for Physical Delivery, or “EFP”, with an option to cash settle. This mechanism enables

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companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration.

The following summarizes selected specifications relating to the Brent Crude Oil futures contract:

■	Price Quotation: U.S. dollars and cents per barrel.

■	Minimum Daily Price Fluctuation: $0.01 per barrel.

■	Maximum Daily Price Fluctuation: None.

ICE is one of the regulated futures and options exchanges operated by IntercontinentalExchange, Inc. and is based in London. IntercontinentalExchange Inc. acquired the International Petroleum Exchange, now known as ICE Futures Europe, in June 2001.

ICE Disclaimer

The Buffered PLUS are not sponsored, endorsed, sold or promoted by ICE. ICE makes no representation or warranty, express or implied, to the investors in the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly or the ability of ICE commodity futures prices to track general commodity market performance. ICE has no relationship to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates and ICE commodity futures prices are determined, composed and calculated by ICE without regard to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or to the Buffered PLUS. ICE has no any obligation to take the needs of Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or the needs of the holders of the Buffered PLUS into consideration in determining, composing or calculating any ICE commodity futures settlement price. ICE is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation pursuant to which cash amounts are payable on the Buffered PLUS. ICE has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

ICE does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe market and/or sell the Buffered PLUS, or (ii) ICE commodity futures prices used in computing the return on the Buffered PLUS. ICE makes no warranty, express or implied, as to results to be obtained by Citigroup Funding Inc., Citigroup Inc. or any of its affiliates, holders of the Buffered PLUS or any other person or entity from the use of the warranties, and hereby expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to ICE commodity futures prices used in computing the return on the Buffered PLUS and are not liable for any error or omission in any price used in connection with the Buffered PLUS. Without limiting any of the foregoing, in no event shall ICE have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

Gasoline RBOB

General

We have derived all information regarding the first nearby gasoline RBOB futures contract and the New York Mercantile Exchange (“NYMEX”) from publicly available sources without independent verification. Such information reflects the policies of, and is subject to change without notice by, the NYMEX. We make no representation or warranty as to the accuracy or completeness of such information.

An exchange-traded futures contract, such as the first nearby gasoline RBOB futures contract traded on the NYMEX, provides for the future purchase and sale of a specified type and quantity of a commodity. The contract provides for a specified settlement month in which the commodity is to be delivered by the seller.

Futures contracts are traded on organized exchanges such as the NYMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a contract holder may elect to close out its position (either long or short) by taking an opposite position on the exchange on which the position is held. This operates to terminate the position and fix the contract holder’s profit or loss.

U.S. futures markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission (“CFTC”). Because the Buffered PLUS do not constitute regulated futures contracts or investments in regulated futures contracts, investors in the Buffered PLUS will not benefit from any clearing house guarantees or any regulatory protections of the CFTC.

The NYMEX is the largest exchange in the world for the trading of energy futures and options contracts, including contracts for light, sweet crude oil, unleaded gasoline, heating oil and natural gas. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and through the day and after hours through an Internet-based electronic platform.

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The first nearby gasoline RBOB futures contract trades in units of 1,000 barrels. The contract provides for delivery of reformulated gasoline blendstock for oxygen blending. A “first nearby” contract is the contract next scheduled for delivery. For example, as of September 14, the first nearby gasoline RBOB futures contract is the September 2011 futures contract.

NYMEX Disclaimer

The Buffered PLUS are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly or the ability of NYMEX commodity futures prices to track general commodity market performance. NYMEX has no relationship to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or the Buffered PLUS. NYMEX has no obligation to take the needs of Citigroup Funding Inc., Citigroup Inc. or any of its affiliates or the holders of the Buffered PLUS into consideration in determining, composing or calculating any NYMEX commodity futures settlement price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the Buffered PLUS, or (ii) the NYMEX commodity futures prices used in computing the return on the Buffered PLUS. NYMEX makes no warranty, express or implied, as to results to be obtained by Citigroup Funding Inc, Citigroup Inc. or any of its affiliates, holders of the Buffered PLUS, or any other person or entity from the use of the warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the Buffered PLUS and is not liable for any error or omission in any price used in connection with the Buffered PLUS. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

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Historical Information

The following tables set forth the published high and low closing prices, as well as the end-of-quarter closing prices, of each basket component in each quarter from January 3, 2006 through September 14, 2011.  The related graphs set forth the closing prices for each respective basket component for the same period.  On September 14, 2011, the closing price of each of the basket components was: Silver, 4,123.00¢; Copper, $8,719.50; Nickel, $21,160.00; Corn, 713.00¢; Soybeans, 1,374.00¢; Brent Crude Oil, $112.40; and Gasoline RBOB, $2.7258;.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical closing prices and historical performance of the basket components should not be taken as an indication of future performance.  We cannot give you any assurance that the underlying basket will appreciate over the term of the Buffered PLUS so that you will receive a payment in excess of the stated principal amount of the Buffered PLUS.

Silver (in U.S. cents per troy ounce)	High	Low	Period End
2006
First Quarter	1,175.50¢	883.00¢	1,175.50¢
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter	1,884.00	1,514.00	1,750.00
Second Quarter	1,964.00	1,736.00	1,874.00
Third Quarter	2,207.00	1,755.00	2,207.00
Fourth Quarter	3,070.00	2,195.00	3,063.00
2011
First Quarter	3,787.00	2,668.00	3,787.00
Second Quarter	4,870.00	3,250.00	3,502.00
Third Quarter (through September 14, 2011)	4,349.00	3,385.00	4,123.00

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Copper (in U.S. dollars per tonne)	High	Low	Period End
2006
First Quarter	$5,527.50	$4,537.00	$5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter	8,985.00	6,419.00	6,419.00
Fourth Quarter	6,379.00	2,770.00	2,902.00
2009
First Quarter	4,078.00	3,050.50	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter (through September 14, 2011)	9,827.00	8,645.50	8,719.50

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Nickel (in U.S. dollars per tonne)	High	Low	Period End
2006
First Quarter	$15,340.00	$13,505.00	$15,340.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter	50,345.00	32,900.00	45,500.00
Second Quarter	54,200.00	35,850.00	35,850.00
Third Quarter	36,950.00	25,055.00	31,050.00
Fourth Quarter	33,655.00	25,510.00	25,805.00
2008
First Quarter	33,300.00	26,410.00	29,805.00
Second Quarter	30,025.00	21,530.00	21,675.00
Third Quarter	21,880.00	15,755.00	15,755.00
Fourth Quarter	16,000.00	8,810.00	10,810.00
2009
First Quarter	13,420.00	9,405.00	9,405.00
Second Quarter	16,010.00	9,555.00	16,010.00
Third Quarter	21,070.00	14,360.00	17,335.00
Fourth Quarter	19,495.00	15,810.00	18,480.00
2010
First Quarter	24,950.00	17,035.00	24,950.00
Second Quarter	27,600.00	17,955.00	19,430.00
Third Quarter	23,425.00	18,735.00	23,390.00
Fourth Quarter	24,960.00	21,290.00	24,960.00
2011
First Quarter	29,030.00	24,050.00	26,080.00
Second Quarter	27,420.00	21,410.00	23,125.00
Third Quarter (through September 14, 2011)	25,080.00	20,625.00	21,160.00

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Corn (in U.S. cents per bushel)	High	Low	Period End
2006
First Quarter	236.00¢	205.00¢	236.00¢
Second Quarter	263.00	223.00	235.50
Third Quarter	264.25	219.00	262.50
Fourth Quarter	390.25	264.00	390.25
2007
First Quarter	434.50	354.50	374.50
Second Quarter	419.00	329.50	329.50
Third Quarter	386.75	310.00	373.00
Fourth Quarter	455.50	339.75	455.50
2008
First Quarter	567.25	462.50	567.25
Second Quarter	754.75	576.25	724.75
Third Quarter	748.75	487.50	487.50
Fourth Quarter	484.00	293.50	407.00
2009
First Quarter	427.50	343.50	404.75
Second Quarter	449.50	347.75	347.75
Third Quarter	359.00	300.50	344.00
Fourth Quarter	417.00	333.50	414.50
2010
First Quarter	423.00	345.00	345.00
Second Quarter	373.25	325.00	354.25
Third Quarter	521.75	360.00	495.75
Fourth Quarter	629.00	465.75	629.00
2011
First Quarter	729.75	595.00	693.25
Second Quarter	787.00	629.00	629.00
Third Quarter (through September 14, 2011)	763.50	640.75	713.00

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Soybeans (in U.S. cents per bushel)	High	Low	Period End
2006
First Quarter	621.00¢	562.00¢	571.50¢
Second Quarter	609.00	555.25	594.75
Third Quarter	608.50	527.25	547.50
Fourth Quarter	688.00	542.50	683.50
2007
First Quarter	783.75	653.50	761.25
Second Quarter	855.25	709.75	850.00
Third Quarter	1,009.00	799.25	991.25
Fourth Quarter	1,220.75	925.50	1,199.00
2008
First Quarter	1,544.50	1,189.50	1,197.25
Second Quarter	1,605.00	1,211.00	1,605.00
Third Quarter	1,658.00	1,045.00	1,045.00
Fourth Quarter	1,053.00	783.50	972.25
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter	1,414.50	1,306.25	1,306.25
Third Quarter (through September 14, 2011)	1,449.00	1,298.75	1,374.00

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Brent Crude Oil (in U.S. dollars per metric barrel)	High	Low	Period End
2006
First Quarter	$66.59	$58.15	$65.91
Second Quarter	74.64	66.39	73.51
Third Quarter	78.30	60.12	62.48
Fourth Quarter	64.62	57.87	60.86
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter (through September 14, 2011)	118.78	102.57	112.40

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Gasoline RBOB (in U.S. dollars per gallon)	High	Low	Period End
2006
First Quarter	$2.0805	$1.4310	$2.0645
Second Quarter	2.4895	2.0512	2.3931
Third Quarter	2.4308	1.4929	1.5632
Fourth Quarter	1.7106	1.4466	1.6021
2007
First Quarter	2.1355	1.3553	2.1115
Second Quarter	2.4405	2.0177	2.2942
Third Quarter	2.3694	1.8637	2.0683
Fourth Quarter	2.4962	1.9813	2.4758
2008
First Quarter	2.7429	2.2399	2.6163
Second Quarter	3.5480	2.6392	3.5015
Third Quarter	3.5710	2.3970	2.4847
Fourth Quarter	2.3600	7.9270	1.0082
2009
First Quarter	1.5311	1.0433	1.4000
Second Quarter	2.0711	1.3717	1.8972
Third Quarter	2.0693	1.6205	1.7259
Fourth Quarter	2.0705	1.7203	2.0525
2010
First Quarter	2.3100	1.8864	2.3100
Second Quarter	2.4351	1.9308	2.0606
Third Quarter	2.1935	1.8494	2.0448
Fourth Quarter	2.4532	2.0410	2.4532
2011
First Quarter	3.1076	2.3427	3.1076
Second Quarter	3.4648	2.7766	3.0316
Third Quarter (through September 14, 2011)	3.1536	2.6676	2.7258

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Buffered Performance Leveraged Upside SecuritiesSM

Additional Considerations

If the closing price of any basket component is not available on a date of determination or if there is a market disruption event, the closing price of such basket component for that date, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the price of the basket component obtained from as many dealers in commodities, as applicable (which may include Citigroup Global Markets or any of our other affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. If no prices are provided from any such dealers, the closing price of the basket component will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The determination of the closing price of the basket component (and the closing value of the underlying basket) by the calculation agent upon the occurrence of a market disruption event may be deferred by the calculation agent for up to five consecutive underlying asset business days on which a market disruption event is occurring, but not past the underlying asset business day immediately prior to the maturity date.  You should refer to the section “Description of the Notes—Determination of the Amount To Be Received at Maturity of the Buffered PLUS” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Buffered PLUS, the Buffered PLUS will bear interest, payable upon demand of the beneficial owners of the Buffered PLUS in accordance with the terms of the Buffered PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

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